GIBRALTAR APPOINTS JAMES S. METCALF TO THE BOARD OF DIRECTORS

Buffalo, New York, October 30, 2024 – Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the residential, renewable energy, agtech and infrastructure markets, today announced that its Board of Directors has appointed James S. Metcalf as a new independent member of the Board, effective October 25, 2024. Mr. Metcalf fills the Board seat left open by Craig Hindman’s May 2024 retirement, restoring the Board to eight members.

Bill Bosway, Chairman and Chief Executive Officer, stated, “We are very excited to have Jim join the Board especially given his impressive career in leading, growing, and transforming businesses in the construction materials, industrial manufacturing and building products industries. Jim has significant experience as both a public company Chief Executive Officer and Board member where he has driven and guided strategy formation and execution, operations transformation, and M&A activities and integration. The Board joins me in welcoming Jim, and we look forward to his guidance and insight as we continue to transform Gibraltar and create value for our stakeholders.”

Mr. Metcalf will sit on the Capital Structure and Asset Management and the Nominating, Governance, and Corporate Social Responsibility Committees.

Jim Metcalf began his career at USG, then the U.S.’s largest manufacturer of wallboard and building products, working his way through the sales and marketing ranks to lead successively larger business units. He served as Chairman, President and Chief Executive Officer of USG, during which he strengthened the organization’s core businesses, diversified revenue streams and restored the company’s profitability. In 2018, when Jim was a member of the board of directors of NCI Building Systems, NCI Building Systems merged with Ply Gem Building Products to form Cornerstone Building Brands, Jim was asked to step in as CEO and Chairman. During his tenure at Cornerstone Building Brands, Jim led the investment in manufacturing plant upgrades and integration of the two organizations and cultures, iterative M&A, operational excellence and innovation, and oversaw a period of intense growth until his retirement in 2022. He has served on the board of directors of Ferguson Enterprises Inc. since 2023 and previously on the boards of Tenneco Inc., Cornerstone Building Brands, Inc., NCI Building Systems, USG Corporation, and Molex LLC. Jim also serves on the Naval War College Foundation Board of Trustees. He earned an MBA, Business from Pepperdine University and a BA in Criminal Justice and Pre-Law from The Ohio State University.

About Gibraltar
Gibraltar is a leading manufacturer and provider of products and services for the residential, renewable energy, agtech, and infrastructure markets. Gibraltar’s mission, to make life better for people and the planet, is fueled by advancing the disciplines of engineering, science, and technology. Gibraltar is innovating to reshape critical markets in comfortable living, sustainable power, and productive growing throughout North America. For more please visit www.gibraltar1.com.

Contact:
LHA Investor Relations
Jody Burfening/Carolyn Capaccio
(212) 838-3777
rock@lhai.com